203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 main 312.368.4000 fax 312.236.7516

June 9, 2006

iCurie, Inc.
1395 Brickell Avenue
Suite 800
Miami, Florida, 33131

Ladies and Gentlemen:

We, as counsel to iCurie, Inc., a Nevada corporation (the “Company”), hereby provide this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering 5,229,428 shares (the “Issuable Shares”) of common stock, par value $0.001 per share (the “Common Stock”), which are issuable pursuant to the exercise of options and other awards granted under the iCurie, Inc. 2005 Stock Incentive Plan (the “Plan”) and 4,573,952 shares of Common Stock previously issued under the Plan (the “Issued Shares” and, together with the Issuable Shares, the “Shares”).

We have examined copies of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), Amended and Restated Bylaws, the Plan, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plan, and such other materials and matters as we have deemed necessary for the issuance of this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

Based on the foregoing, it is our opinion that (i) the Shares have been duly authorized, (ii) the Issued Shares have been validly issued, fully paid and are non-assessable, and (iii) upon the issuance and delivery of the Issuable Shares in the manner contemplated by the Plan the Issuable Shares will be validly issued, fully paid and non-assessable.

Our opinion set forth above is subject to the following general qualifications and assumptions:

iCurie, Inc.
June 9, 2006

(1) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(2) We have made no investigation as to, and we express no opinion concerning, any laws other than the General Corporation Law of Nevada.

(3) We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of Nevada or any other jurisdiction.

(4) We assume that the issuance of the Shares, together with any other outstanding shares of Common Stock, will not cause the Company to issue shares of Common Stock in excess of the number of such shares authorized by the Company’s Articles.

(5) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

DLA PIPER RUDNICK GRAY CARY US LLP

/s/ DLA PIPER RUDNICK GRAY CARY US LLP